UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2008

Cell Genesys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19986	94-3061375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Forbes Boulevard, South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 21, 2008, Cell Genesys, Inc. (the “Company”) received a Nasdaq Staff Deficiency Letter (the “Nasdaq Letter”) indicating that the Company had become non-compliant with the minimum $1.00 bid price requirement for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(5) because the price of the Company’s stock closed below the minimum bid price of $1.00 per share for a period of 30 consecutive business days.

The Nasdaq Letter indicates that in light of extraordinary market conditions, Nasdaq has determined to suspend enforcement of the minimum bid price and market value of publicly held shares requirements through January 16, 2009. Accordingly the Nasdaq Letter stated that in accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has 180 calendar days from January 20, 2009, or until July 20, 2009, to regain compliance. In the event the Company does not regain compliance within this period, the Nasdaq Letter provides that the Company may consider applying to transfer to the Nasdaq Capital Market, which would allow the Company to take advantage of the additional 180 day compliance period provided on that Nasdaq Capital Market, if the Company meets all requirements for initial listing on the Nasdaq Capital Market, except for the minimum bid price requirement. If compliance is not demonstrated within the compliance period, the Nasdaq Letter indicates that the Nasdaq Staff will provide written notification that the Company’s common stock will be delisted, after which the Company may appeal the Nasdaq Staff determination to the Nasdaq Listing Qualifications Panel. The Company is currently evaluating its alternatives to resolve the listing deficiency.

On October 22, 2008, the Company issued a press release titled “Cell Genesys Announces Receipt of Nasdaq Staff Deficiency Notice Relating to Non-Compliance with a Nasdaq Stock Market Listing Requirement,” a copy of which is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release of Cell Genesys, Inc. dated October 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cell Genesys, Inc.

October 22, 2008	By:	/s/ Sharon E. Tetlow
Name: Sharon E. Tetlow
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release of Cell Genesys, Inc. dated October 22, 2008.